EX 99.1

VECTOR GROUP ACQUIRES ADDITIONAL 20.59% INTEREST
IN DOUGLAS ELLIMAN REALTY

Now Owns More Than 70% Of Fourth-Largest Residential Real Estate Brokerage in U.S.
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MIAMI, FL, December 16, 2013 -- Vector Group Ltd. (NYSE: VGR) today announced that its wholly-owned New Valley LLC subsidiary has acquired an additional 20.59% interest in Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York City metropolitan area, from Prudential Real Estate Financial Services of America, Inc. for a purchase price of $60 million in cash. The acquisition increases Vector Group’s ownership position in Douglas Elliman from 50% to 70.59%.
Douglas Elliman is New York’s largest residential brokerage with more than 70 offices and more than 4,600 agents in New York City, Long Island, the Hamptons, Westchester and Putnam Counties as well as South Florida. Douglas Elliman was the fourth-largest residential real estate brokerage in the U.S. in 2012 based on closed sales volume, according to the REAL Trends broker survey, and is a strategic partner with London-based Knight Frank LLP for residential business in all of its New York and Florida markets. For the twelve-month periods ended September 30, 2013 and December 31, 2012, Douglas Elliman reported closed sales of approximately $14.6 billion and $12.8 billion, respectively, of residential real estate. It also owns other real estate services, including Manhattan’s largest residential property manager, Douglas Elliman Property Management, and DE Title, a real property title services company, as well as a 49.9% interest in DE Capital Mortgage, which provides a wide range of financing products for the New York residential market.
Howard M. Lorber, President and Chief Executive Officer of Vector Group, said, “Vector Group is very pleased to acquire a meaningful, incremental equity interest in the valuable Douglas Elliman business. As the leader in the lucrative New York City metropolitan market as well as the fourth-largest residential real estate brokerage company in the U.S., Douglas Elliman is well positioned to capitalize on its strong brand name recognition and talented people to drive further growth. We are excited about the many opportunities for this company in New York, South Florida and other regions of the country to increase market share through our offerings of best-in-class real estate sales, property management and title and mortgage services.”
Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC, which owns a controlling interest in Douglas Elliman Realty, LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

EX 99.1

REAL Trends is referenced in the above press release. REAL Trends is a real estate consulting and communications company considered to be a leading source of real estate news, trends, and analysis on the residential brokerage industry.